Exhibit 99.1

	Contacts:	Select Water Solutions
Chris George – EVP & CFO
FOR IMMEDIATE RELEASE		(713) 296-1073
IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

SELECT WATER SOLUTIONS ANNOUNCES FIRST QUARTER 2024
FINANCIAL RESULTS AND OPERATIONAL UPDATES

Generated revenue of $367 million during the first quarter of 2024

Water Infrastructure segment generated revenue of $64 million during the first quarter of 2024, up 4% sequentially from the fourth quarter of 2023 and 14% from the first quarter of 2023

Adjusted EBITDA improved 3% sequentially during the first quarter of 2024 relative to the fourth quarter of 2023

On March 1, 2024, closed on the acquisition of landfill assets and operations in the Bakken region from Buckhorn Waste Services and affiliated entities for cash consideration

On April 1, 2024, closed on the acquisition of Trinity Environmental Services, and affiliated entities, a leading water disposal and waste solutions company with assets in the Permian, Midcon and Gulf Coast regions for $29.4 million of cash consideration

Contracted multiple new pipeline gathering, recycling and disposal infrastructure projects supported by long-term contracts in the Permian Basin and Haynesville regions

HOUSTON, TX – April 30, 2024 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select” or the “Company”), a leading provider of sustainable water and chemical solutions to the energy industry, today announced its financial and operating results for the quarter ended March 31, 2024.

John Schmitz, Chairman of the Board, President and CEO, stated, “The first quarter represented a very solid start to the year. Supported by revenue gains and margin improvement in each of our Water Infrastructure and Chemical Technologies segments, we were able to grow consolidated gross margins and increase Adjusted EBITDA during the first quarter even with the expected retrenchment in our Water Services segment.

“Importantly, the first quarter represented another strong step forward in the execution of our Water Infrastructure growth strategy, with Water Infrastructure segment revenues growing by 4.4% sequentially, and more notably, gross margins before D&A increased to just shy of 47% during the first quarter. We closed on four infrastructure acquisitions during the first quarter as well as another shortly after quarter end, all of which will report into our Water Infrastructure segment. These acquisitions supported continued revenue growth in our Water Infrastructure segment during the first quarter and have set the stage for even stronger growth during the second quarter. In addition to the previously announced acquisitions in the Haynesville and Rockies regions during January, we closed on subsequent acquisitions in the Permian and Bakken regions as well. With the recent Trinity acquisition, we are adding more than 600,000 barrels per day of permitted disposal capacity, primarily in the Permian Basin. This significantly expands our regional capacity in both the Midland and Delaware Basins, providing significant optionality and development opportunities to network with our existing infrastructure footprints across the region.

“Additionally, through the Trinity and Buckhorn acquisitions, we also continued to expand our high-margin, full lifecycle waste management solutions. With Trinity, we added an additional solids waste disposal facility in the Gulf Coast region, which complements and adds further scale to our expanding solids management business in East Texas following the January 2024 acquisitions of Tri-State and Iron Mountain in the region. With Buckhorn, we have acquired two solids waste landfills in the Bakken with nearly 400,000 tons of annual capacity. These additions bring further scale to our existing landfill operations in the region, while also expanding the scope of our service capabilities through the addition of a Class II landfill that is one of the very few active TENORM disposal facilities in the U.S. as well as a Class I industrial waste injection well permit, presenting additional diversification opportunities for future development. This acquisition allows Select to further expand across the full lifecycle of our customers’ operations, including environmental management and downstream remediation.

“On the organic business development side, we also executed multiple additional long-term contracts during the first quarter for new infrastructure projects, each of which are expected to come online before year-end. These new projects add further scale to our existing infrastructure networks in the Northern Delaware Basin and the Haynesville shale and are supported by our recent acquisitions. I am very confident in our remaining high-return, multi-year backlog for both greenfield and brownfield infrastructure system projects and I am very excited to add the newly acquired assets into our future development planning.

“Driven by enhanced disposal utilization and the contributions of our accretive acquisitions, we expect to maintain our strong Water Infrastructure gross margins, while also seeing meaningful margin gains in our Water Services and Chemical Technologies segments during the second quarter. These strategic initiatives and margin improvement opportunities should support modest consolidated revenue growth, with Adjusted EBITDA increasing during the second quarter to $64 – $68 million. We expect to see free cash flow generation grow over the remainder of the year and still expect to pull through more than 40% of our Adjusted EBITDA into free cash flow during 2024. Additionally, with the continued growth in our Water Infrastructure business and the near-term gains we expect within our Chemical Technologies segment, I believe we are well on a path to achieving our previously stated target of generating more than 50% of our consolidated profitability from Water Infrastructure and Chemical Technologies during 2024.

“In summary, I was pleased with our first quarter 2024 financial performance, and I believe with our continued M&A execution and our organic infrastructure investments, we are well positioned to capitalize on additional opportunities ahead as one of the fastest growing infrastructure platforms in the industry. Ultimately, I believe that Select remains distinctively positioned in the energy landscape to advance a unique integration of water and chemical technology solutions with high-margin, long-term contracted infrastructure and I look forward to making further progress in the second quarter,” concluded Mr. Schmitz.

First Quarter 2024 Consolidated Financial Information

Revenue for the first quarter of 2024 was $366.5 million as compared to $374.9 million in the fourth quarter of 2023 and $416.6 million in the first quarter of 2023. Net income for the first quarter of 2024 was $3.9 million as compared to $27.6 million in the fourth quarter of 2023 and $13.7 million in the first quarter of 2023. Net income for the fourth quarter of 2023 was benefited by a $61.9 million release of a valuation allowance associated with deferred tax assets, partially offset by tax receivable agreements expense of $38.2 million.

For the first quarter of 2024, gross profit was $52.7 million, as compared to $54.6 million in the fourth quarter of 2023 and $59.7 million in the first quarter of 2023. Total gross margin was 14.4% in the first quarter of 2024 as compared to 14.6% in the fourth quarter of 2023 and 14.3% in the first quarter of 2023. Gross margin before depreciation, amortization and accretion (“D&A”) for the first quarter of 2024 was 24.4% as compared to 24.2% for the fourth quarter of 2023 and 22.2% for the first quarter of 2023.

Selling, General & Administrative expenses (“SG&A”) during the first quarter of 2024 was $44.0 million as compared to $46.4 million during the fourth quarter of 2023 and $35.8 million during the first quarter of 2023. SG&A during the first quarter of 2024 and the fourth and first quarters of 2023 was impacted by non-recurring transaction and rebranding costs of $4.9 million, $11.0 million and $2.9 million, respectively.

Adjusted EBITDA was $59.8 million in the first quarter of 2024 as compared to $58.3 million in the fourth quarter of 2023 and $67.2 million in the first quarter of 2023. Adjusted EBITDA during the first quarter of 2024 was adjusted for $4.9 million of non-recurring transaction costs, $1.7 million of non-cash losses on asset sales, $0.6 million in severance expense, and $1.3 million in other non-recurring adjustments. Non-cash compensation expense accounted for an additional $6.4 million adjustment during the first quarter of 2024. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Services segment generated revenues of $228.3 million in the first quarter of 2024 as compared to $241.8 million in the fourth quarter of 2023 and $274.7 million in the first quarter of 2023. Gross margin before D&A for Water Services was 20.5% in the first quarter of 2024 as compared to 22.3% in the fourth quarter of 2023 and 19.9% in the first quarter of 2023. Water Services segment revenues decreased 5.6% sequentially, with the majority of the decline due to reductions in legacy trucking and well testing operations. For the second quarter of 2024, the Company expects to see segment revenue decline by low single digit percentages, driven primarily by the continued consolidation and elimination of certain non-core operations. The Company expects gross margins before D&A to improve to 21 – 24% during the second quarter of 2024.

The Water Infrastructure segment generated revenues of $63.5 million in the first quarter of 2024 as compared to $60.9 million in the fourth quarter of 2023 and $55.5 million in the first quarter of 2023. Gross margin before D&A for Water Infrastructure was 46.9% in the first quarter of 2024 as compared to 43.3% in the fourth quarter of 2023 and 38.1% in the first quarter of 2023. Water Infrastructure revenues increased 4.4% sequentially relative to the fourth quarter of 2023, driven by a significant 24.0% increase in disposal volumes, offsetting declines in recycling and pipeline volumes during the quarter. Additionally, gross margins before D&A improved by 360 basis points sequentially during the first quarter of 2024, driven by acquisitions closed in the quarter and strong incremental margins on additional system utilization across the Company’s disposal networks. The Company anticipates Water Infrastructure revenues increasing by more than 10% during the second quarter of 2024, driven by full quarter revenue contribution from our recent acquisitions, while gross margins should stay relatively steady sequentially.

The Chemical Technologies segment generated revenues of $74.7 million in the first quarter of 2024 as compared to $72.3 million in the fourth quarter of 2023 and $86.4 million in the first quarter of 2023. Gross margin before D&A for Chemical Technologies was 17.4% in the first quarter of 2024 as compared to 14.1% in the fourth quarter of 2023 and 19.4% in the first quarter of 2023. For the second quarter of 2024, the Company anticipates low single-digit percentage revenue improvements and gross margins before D&A of 17% – 19%.

Cash Flow and Capital Expenditures

Cash flow from operations for the first quarter of 2024 was $32.1 million as compared to $83.2 million in the fourth quarter of 2023 and ($18.0) million in the first quarter of 2023. Cash flow from operations during the first quarter of 2024 was impacted by an $18.6 million use of cash to fund the working capital needs of the business, primarily resulting from a $16.5 million reduction in accounts payable, including the settlement of certain payables associated with our recent acquisitions.

Net capital expenditures for the first quarter of 2024 were $28.6 million, comprised of $33.8 million of capital expenditures partially offset by $5.2 million of cash proceeds from asset sales. Free cash flow during the first quarter of 2024 was $3.5 million. Please refer to the end of this release for a reconciliation of free cash flow (non-GAAP measure) to net cash provided by (used in) operating activities.

Cash flow used in investing activities during the first quarter of 2024 included $108.3 million of outflows for Water Infrastructure related acquisitions.

Cash flows from financing activities during the first quarter of 2024 included $60.5 million of net inflows consisting of $75.0 million of net borrowings on our sustainability-linked credit facility, $7.5 million of dividends and distributions paid, and $7.0 million of tax withholding payments associated with the annual vesting of shares under the Company’s long-term incentive plan.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $12.8 million as of March 31, 2024 as compared to $57.1 million as of December 31, 2023. The Company had $75.0 million of borrowings outstanding under its sustainability-linked credit facility as of March 31, 2024 and no borrowings outstanding as of December 31, 2023.

As of March 31, 2024 and December 31, 2023, the borrowing base under the sustainability-linked credit facility was $247.9 million and $267.4 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility as of March 31, 2024 and December 31, 2023, of approximately $155.8 million and $250.3 million, respectively, after giving effect to $17.1 million of outstanding letters of credit as of both March 31, 2024 and December 31, 2023 and $75.0 million of outstanding borrowings as of March 31, 2024.

Total liquidity was $168.6 million as of March 31, 2024, as compared to $307.4 million as of December 31, 2023. The Company had 99,224,604 weighted average shares of Class A common stock outstanding and 16,221,101 weighted average shares of Class B common stock outstanding during the first quarter of 2024.

Business Development Updates

Select executed four new long-term contracts for produced water gathering, recycling and disposal in the Permian Basin and Haynesville shale regions during the first quarter of 2024. The combined capital expenditures associated with the four projects is expected to be $15 – $17 million, with each project anticipated to be online during 2024.

Haynesville Gathering Expansion & Acreage Dedication

During the first quarter of 2024, Select signed a multi-year gathering and disposal agreement with a wellbore dedication and minimum volume commitment (“MVC”) with a large public operator in the Haynesville Shale. Pursuant to the agreement, Select will construct a 2-mile produced water pipeline that will connect the operator’s water infrastructure system to Select’s existing 60-mile underground twin pipeline network in the Haynesville Shale in Texas and Louisiana which is supported by the additional disposal capacity added to the system from our recent acquisitions. The operator has agreed to an MVC over a five-year term. We expect construction to be complete and the pipeline to be operational by the third quarter of 2024.

Permian Basin Recycling Facility Expansion and Acreage Dedication

During the first quarter of 2024, Select signed a multi-year agreement for the construction of recycling and pipeline infrastructure to connect a large public operator in the Permian Basin to Select’s existing Lea County, NM recycling infrastructure. The customer has provided an acreage dedication committing all produced water in the defined acreage to Select’s recycling facility in exchange for firm produced water takeaway. Select will construct a new recycling facility with 60,000 barrels per day of throughput capacity and one million barrels of storage capacity adjacent to the operator’s acreage position and will connect the facility via a dual produced water pipeline and treated produced water distribution pipeline to Select’s existing Northern Delaware recycling infrastructure. We expect construction to be complete and the pipeline and recycling facility to be operational by the fourth quarter of 2024.

Permian Basin Recycling Pipeline Tie-In & Acquisition

During the first quarter of 2024, Select signed a multi-year recycling and disposal agreement with a large public operator in the Permian Basin. Select will acquire 5-miles of pipeline from the operator and construct a new 12-mile pipeline connecting our existing Lea County, NM recycling facilities to the operator’s water infrastructure system. Select will gather and treat the operator’s produced water at a defined rate structure at our commercial facility. We expect construction of the project to be complete and operational by the third quarter of 2024.

Recycling and Disposal Pipeline Connection and Acreage Dedication

During the first quarter of 2024, Select signed a multi-year agreement with a large public operator in the Permian Basin to gather produced water from a dedicated acreage position and supply the operator’s completion needs with treated produced water. Select will construct a 20-inch diameter pipeline to connect one of our Lea County, NM recycling facilities to the operator’s central facilities to treat produced water from a dedicated acreage position of more than 3,000 acres. Select has committed to taking 50,000 barrels per day of produced water from the operator for a defined period of time, following which Select has a right-of-first refusal to receive produced water and supply treated water for the operator’s completion water demand in the dedicated acreage position. We expect construction of the project to be complete and operational by the fourth quarter of 2024.

Trinity Environmental Services Acquisition

On April 1, 2024, Select completed the acquisition of Trinity Environmental Services and related entities (“Trinity”) for $29.4 million of cash consideration, subject to customary post-closing adjustments. Trinity is a Midland-based disposal and waste management company that provides saltwater disposal, E&P solids waste disposal, water sourcing, washout and other related services. Trinity operates a portfolio of 22 saltwater disposal wells in the Permian Basin, one slurry well on the Gulf Coast, and one saltwater disposal well in the Barnett shale in the Midcon region. Additionally, the acquisition encompasses 93 miles of pipelines integrally connected to Trinity’s facilities and permits for nine future SWD locations. The addition of Trinity significantly enhances Select’s Permian disposal operations across both the Midland and Delaware Basins and allows Select to offer more extensive produced water solutions to its customers in the basin. We expect revenue and cost synergies across this portfolio of wells and the ability to network around existing Permian assets and infrastructure.

Buckhorn Acquisition

On March 1, 2024, Select completed the acquisition of membership interests from Buckhorn Waste Services, LLC and equity interests from Buckhorn Disposal, LLC (together “Buckhorn”) for cash consideration, subject to customary post-closing adjustments. Buckhorn is a leading waste management and environmental services provider in the Bakken region. Buckhorn operates two complementary solid waste landfill facilities across 965 acres strategically located to manage the disposal of solid waste from energy and industrial operations. One of Buckhorn’s landfills is capable of disposing technologically enhanced natural occurring radioactive material (“TENORM”) and serves as a class II special waste landfill, one of very few active TENORM disposal sites in the U.S. Buckhorn’s two landfills currently have 385,000 tons of annual permitted capacity and more than 50 years of potential remaining lifetime capacity. Buckhorn also owns a Class I industrial waste disposal permit at the location of the special waste landfill, providing additional development opportunities for the future. The addition of Buckhorn significantly expands Select’s solids management portfolio, which includes an existing landfill in the Bakken region.

Conference Call

Select has scheduled a conference call on Wednesday, May 1, 2024 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current. A telephonic replay of the conference call will be available through May 15, 2024, and may be accessed by calling 201-612-7415 using passcode 13746069#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success. For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “could,” “believe,” “anticipate,” “expect,” “intend,” “project,” “will,” “estimates,” “preliminary,” “forecast” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war and related economic sanctions; the conflict in the Israel-Gaza region and continued hostilities in the Middle East, including rising tensions with Iran; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions due to increased hostilities in the Middle East; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations, which may be exacerbated by the recent Middle East conflict; actions taken by the Biden Administration or state governments, such as executive orders or new or expanded regulations, that may negatively impact the future production of oil and natural gas in the U.S. or our customers’ access to federal and state lands for oil and gas development operations, thereby reducing demand for our services in the affected areas; the severity and duration of world health events, and any resulting impact on commodity prices and supply and demand considerations; the impact of central bank policy actions, such as sustained, elevated interest rates in response to high rates of inflation, and disruptions in the bank and capital markets; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate freshwater transfer, chemicals, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling on federal lands and various other environmental matters; regulatory and related policy actions intended by federal, state and/or local governments to reduce fossil fuel use and associated carbon emissions, or to drive the substitution of renewable forms of energy for oil and gas, may over time reduce demand for oil and gas and therefore the demand for our services, including as a result of the Inflation Reduction Act of 2022 or otherwise; growing demand for electric vehicles that may result in reduced demand for refined products deriving from crude oil such as gasoline and diesel fuel, and therefore the demand for our services; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, including as a result of the fall 2024 presidential election and any resultant political uncertainty, and in the markets we serve, including the rate of inflation and potential economic recession; and other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three months ended,
	March 31, 2024	December 31, 2023	March 31, 2023
Revenue
Water Services	$228,307	$241,751	$274,678
Water Infrastructure	63,508	60,852	55,466
Chemical Technologies	74,733	72,257	86,448
Total revenue	366,548	374,860	416,592
Costs of revenue
Water Services	181,532	187,731	219,942
Water Infrastructure	33,692	34,473	34,333
Chemical Technologies	61,755	62,061	69,709
Depreciation, amortization and accretion	36,892	36,037	32,943
Total costs of revenue	313,871	320,302	356,927
Gross profit	52,677	54,558	59,665
Operating expenses
Selling, general and administrative	43,980	46,401	35,829
Depreciation and amortization	1,258	430	595
Impairments and abandonments	45	1,053	11,166
Lease abandonment costs	389	(31)	76
Total operating expenses	45,672	47,853	47,666
Income from operations	7,005	6,705	11,999
Other income (expense)
Gain (loss) on sales of property and equipment and divestitures, net	325	(1,898)	2,911
Interest expense, net	(1,272)	(103)	(1,483)
Tax receivable agreements expense	—	(38,187)	—
Other	(282)	(58)	842
Income (loss) before income tax benefit (expense) and equity in losses of unconsolidated entities	5,776	(33,541)	14,269
Income tax (expense) benefit	(1,452)	61,264	(198)
Equity in losses of unconsolidated entities	(449)	(84)	(366)
Net income	3,875	27,639	13,705
Less: net income attributable to noncontrolling interests	(250)	(44)	(1,358)
Net income attributable to Select Water Solutions, Inc.	$3,625	$27,595	$12,347

Net income per share attributable to common stockholders:
Class A—Basic	$0.04	$0.28	$0.12
Class B—Basic	$—	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.04	$0.27	$0.12
Class B—Diluted	$—	$—	$—

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	March 31, 2024	December 31, 2023	March 31, 2023

Assets
Current assets
Cash and cash equivalents	$12,753	$57,083	$6,028
Accounts receivable trade, net of allowance for credit losses	323,113	322,611	492,613
Accounts receivable, related parties	330	171	607
Inventories	37,636	38,653	40,846
Prepaid expenses and other current assets	37,886	35,541	39,774
Total current assets	411,718	454,059	579,868
Property and equipment	1,242,133	1,144,989	1,112,899
Accumulated depreciation	(650,952)	(627,408)	(597,861)
Total property and equipment, net	591,181	517,581	515,038
Right-of-use assets, net	42,931	39,504	44,562
Goodwill	31,202	4,683	—
Other intangible assets, net	127,649	116,189	125,799
Deferred tax assets, net	60,489	61,617	—
Other long-term assets	26,137	24,557	19,985
Total assets	$1,291,307	$1,218,190	$1,285,252
Liabilities and Equity
Current liabilities
Accounts payable	$54,389	$42,582	$77,585
Accrued accounts payable	62,833	66,182	75,625
Accounts payable and accrued expenses, related parties	4,227	4,086	4,469
Accrued salaries and benefits	17,692	28,401	15,431
Accrued insurance	17,227	19,720	23,503
Sales tax payable	2,973	1,397	4,036
Current portion of tax receivable agreements liabilities	469	469	—
Accrued expenses and other current liabilities	35,800	33,511	19,783
Current operating lease liabilities	16,241	15,005	16,898
Current portion of finance lease obligations	196	194	19
Total current liabilities	212,047	211,547	237,349
Long-term tax receivable agreements liabilities	37,718	37,718	—
Long-term operating lease liabilities	39,667	37,799	43,372
Long-term debt	75,000	—	75,500
Other long-term liabilities	38,554	38,954	45,696
Total liabilities	402,986	326,018	401,917
Commitments and contingencies
Class A common stock, $0.01 par value	1,027	1,022	1,090
Class B common stock, $0.01 par value	162	162	162
Preferred stock, $0.01 par value	—	—	—
Additional paid-in capital	1,001,967	1,008,095	1,063,149
Accumulated deficit	(233,166)	(236,791)	(298,847)
Total stockholders’ equity	769,990	772,488	765,554
Noncontrolling interests	118,331	119,684	117,781
Total equity	888,321	892,172	883,335
Total liabilities and equity	$1,291,307	$1,218,190	$1,285,252

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended,
	March 31, 2024	December 31, 2023	March 31, 2023
Cash flows from operating activities
Net income	$3,875	$27,639	$13,705
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation, amortization and accretion	38,150	36,467	33,538
Deferred tax expense (benefit)	1,129	(61,959)	(6)
Tax receivable agreements expense	—	38,187	—
(Gain) loss on disposal of property and equipment and divestitures	(325)	1,898	(2,911)
Equity in losses of unconsolidated entities	449	84	366
Bad debt expense	596	1,204	1,975
Amortization of debt issuance costs	122	123	122
Inventory adjustments	(33)	1,792	75
Equity-based compensation	6,359	4,582	2,964
Impairments and abandonments	45	1,053	11,166
Other operating items, net	312	506	(218)
Changes in operating assets and liabilities
Accounts receivable	128	31,833	(64,922)
Prepaid expenses and other assets	(2,180)	12,068	(5,431)
Accounts payable and accrued liabilities	(16,498)	(12,284)	(8,439)
Net cash provided by (used in) operating activities	32,129	83,193	(18,016)
Cash flows from investing activities
Purchase of property and equipment	(33,763)	(33,465)	(27,885)
Acquisitions, net of cash received	(108,311)	(4,275)	(9,418)
Proceeds received from sales of property and equipment	5,166	5,511	6,724
Net cash used in investing activities	(136,908)	(32,229)	(30,579)
Cash flows from financing activities
Borrowings from revolving line of credit	90,000	—	76,750
Payments on revolving line of credit	(15,000)	—	(17,250)
Payments of finance lease obligations	(66)	(43)	(5)
Dividends and distributions paid	(7,487)	(7,017)	(6,206)
Contributions from noncontrolling interests	—	—	4,950
Repurchase of common stock	(6,996)	(11,865)	(10,935)
Net cash provided by (used in) financing activities	60,451	(18,925)	47,304
Effect of exchange rate changes on cash	(2)	1	(3)
Net (decrease) increase in cash and cash equivalents	(44,330)	32,040	(1,294)
Cash and cash equivalents, beginning of period	57,083	25,043	7,322
Cash and cash equivalents, end of period	$12,753	$57,083	$6,028

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities and plus tax receivable agreements expense less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of free cash flow to net cash provided by (used in) operating activities, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(unaudited) (in thousands)
Net cash provided by (used in) operating activities	$32,129	$83,193	$(18,016)
Purchase of property and equipment	(33,763)	(33,465)	(27,885)
Proceeds received from sale of property and equipment	5,166	5,511	6,724
Free cash flow	$3,532	$55,239	$(39,177)

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	March 31, 2024	December 31, 2023	March 31, 2023
	(unaudited) (in thousands)
Net income	$3,875	$27,639	$13,705
Interest expense, net	1,272	103	1,483
Income tax expense (benefit)	1,452	(61,264)	198
Depreciation, amortization and accretion	38,150	36,467	33,538
EBITDA	44,749	2,945	48,924
Trademark abandonment and other impairments	45	1,053	11,166
Non-cash loss on sale of assets or subsidiaries	1,748	518	823
Non-cash compensation expenses	6,359	4,582	2,964
Non-recurring transaction and rebranding costs	4,929	10,934	2,881
Non-recurring severance expense	648	—	—
Lease abandonment costs	389	(31)	76
Tax receivable agreements expense	—	38,187	—
Equity in losses of unconsolidated entities	449	84	366
Other	442	2	4
Adjusted EBITDA	$59,758	$58,274	$67,204

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	March 31, 2024	December 31, 2023	March 31, 2023
	(unaudited) (in thousands)
Gross profit by segment
Water services	$25,661	$31,234	$32,137
Water infrastructure	15,915	15,909	12,872
Chemical technologies	11,101	7,415	14,656
As reported gross profit	52,677	54,558	59,665

Plus D&A
Water services	21,114	22,786	22,599
Water infrastructure	13,901	10,470	8,261
Chemical technologies	1,877	2,781	2,083
Total D&A	36,892	36,037	32,943

Gross profit before D&A	$89,569	$90,595	$92,608

Gross profit before D&A by segment
Water services	46,776	54,020	54,737
Water infrastructure	29,816	26,379	21,132
Chemical technologies	12,978	10,196	16,739
Total gross profit before D&A	$89,569	$90,595	$92,608

Gross margin before D&A by segment
Water services	20.5%	22.3%	19.9%
Water infrastructure	46.9%	43.3%	38.1%
Chemical technologies	17.4%	14.1%	19.4%
Total gross margin before D&A	24.4%	24.2%	22.2%